This slide is not for distribution in isolation and must be
viewed in conjunction with the accompanying term sheet,
product supplement, prospectus supplement and prospectus,
which further describe the terms, conditions and risks
associated with the notes.
JPMorgan Auto Callable Contingent Interest Notes linked to
the Common Stock of The Facebook Inc, due August 10, 2016

[GRAPHIC OMITTED]

The notes are designed for investors who seek a Contingent
Interest Payment (i) with respect to each Review Date for
which the closing price of one share of the Reference Stock
is greater than or equal to the Interest Barrier or (ii)
with respect to the final Review Date for which the Final
Stock Price is greater than or equal to the Interest
Barrier. Any payment on the notes is subject to the credit
risk of JPMorgan Chase and Co.

Trade Details/Characteristics

Reference Stock:
Contingent Interest Payments:

 Interest Barrier / Trigger Level:
Interest Rate:
Automatic Call:

Payment at Maturity:

 Stock Return:
 Initial Stock Price:
Final Stock Price:

 Ending Averaging Dates:
Review Dates:

Preliminary Term Sheet:

The Common Stock, 0.000006 par value per share, of Facebook
Inc
If the notes have not been previously called and (i) with
respect to any Review Date (other than the final Review
Date)
the closing price of one share of the Reference Stock on
that Review Date or (ii) with respect to the final Review
Date the
Final Stock Price is greater than or equal to the Interest
Barrier, you will receive on the applicable Interest
Payment Date
for each $1,000 principal amount note a Contingent Interest
Payment equal to:

$33.500 (equivalent to an interest rate of 13.40% per
annum, payable at a rate of 3.3500% per quarter).
If (i) with respect to any Review Date (other than the
final Review Date) the closing price of one share of the
Reference
Stock on that Review Date or (ii) with respect to the final
Review Date, the Final Stock Price is less than the
Interest
Barrier, no Contingent Interest Payment will be made with
respect to that Review Date.

80.00% of the Initial Stock Price (subject to adjustments)
13.40% per annum, payable at a rate of 3.3500% per quarter,
if applicable
If the closing price of one share of the Reference Stock on
any Review Date (other than the final Review Date) is
greater
than or equal to the Initial Stock Price, the notes will be
automatically called for a cash payment, for each $1,000
principal amount note, equal to (a) $1,000 plus (b) the
Contingent Interest Payment applicable to that Review Date,

payable on the applicable Call Settlement Date.

If the notes have not been previously called and the Final
Stock Price is greater than or equal to the Trigger Level,
you
will receive a cash payment at maturity, for each $1,000
principal amount note, equal to (a) $1,000 plus (b) the
Contingent Interest Payment applicable to the final Review
Date. If the notes have not been previously called and the

Final Stock Price is less than the Trigger Level, at
maturity you will lose 1% of the principal amount of your
notes for every
1% that the Final Stock Price is less than the Initial
Stock Price. Under these circumstances, your payment at
maturity per
$1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 [] Stock Return).

If the notes have not been automatically called and the
Final Stock Price is less than the Trigger Level, you will
lose more
than 20.00% of your initial investment and may lose all of
your initial investment at maturity.
(Final Stock Price - Initial Stock Price) / Initial Stock
Price
Closing price of the Reference Stock on pricing date,
divided by the Adjustment Factor
The arithmetic average of the closing prices of one share
of the Reference Stock on each of the Ending Averaging
Dates.

August 01, 2016, August 02, 2016, August 03, 2016, August
04, 2016, and the final Review Date
November 05, 2015 (first Review Date), February 04, 2016
(second Review Date), May 05, 2016 (third Review Date), and

August 05, 2016 (final Review Date)
http://www.sec.gov/Archives/edgar/data/19617/00009501031500
5719/dp58043_fwp-728.htm

 Please see the term sheet hyperlinked above for additional
information about the notes, including JPMS's estimated
value, which is the estimated value of the notes when the
terms are set.

Risk Considerations
The risks identified below are not exhaustive. Please see
the term sheet hyperlinked above for more information.
[] Your investment in the notes may result in a loss of
some or all of your principal and is subject to the credit
risk of JPMorgan Chase and Co.
[] The notes do not guarantee the payment of interest and
may not pay interest at all.
[] The appreciation potential of the notes is limited, and
you will not participate in any appreciation in the price
of the Reference Stock.
[] The benefit provided by the Trigger Level may terminate
on the final Review Date.
[] JPMorgan Chase and Co. and its affiliates play a variety
of roles in connection with the notes and their interests
may be adverse to yours.
[] If the notes are automatically called early, there is no
guarantee that you will be able to reinvest the proceeds at
a comparable return
[] JPMS's estimated value of the notes will be lower than
the original issue price (price to public) of the notes.
[] JPMS's estimated value does not represent the future
values of the notes and may differ from others' estimates
[] JPMS's estimated value is not determined by reference to
credit spreads for our conventional fixed rate debt.
[] The value of the notes as published by JPMS will likely
be higher than JPMS's then-current estimated value of the
notes for a limited time.
[] Secondary market prices of the notes will be impacted by
many economic and market factors.
[] No ownership or dividend rights in the Reference Stock.
[] Risk of the closing price of the Reference Stock falling
below the Interest Barrier or Trigger Level is greater if
the Reference Stock is volatile.
[] Lack of liquidity - JPMS intends to offer to purchase
the notes in the secondary market but is not required to do
so. Even if there is a secondary market, it may not
provide enough liquidity to allow you to trade or sell the
notes easily.
[] The anti-dilution protection for the Reference Stock is
limited and may be discretionary.
[] The averaging convention used to calculate the Final
Stock Price could limit returns.

Hypothetical Return on a Note

[GRAPHIC OMITTED]

For more information about the payments upon an Automatic
Call or at maturity in different hypothetical scenarios,
see "Hypothetical Payment upon Automatic Call or at
Maturity" below.

What Are the Payments on the Notes, Assuming a Range of
Performances for the Reference Stocks?
The following table illustrates payments on the notes,
assuming a range of performance for the Reference Stock on
a given Review Date.
The hypothetical payments set forth below assume an Initial
Stock Price of $94.00, an Interest Barrier and a Trigger
Level of $75.200 (equal to 80.00% of the hypothetical
Initial Stock Price) and reflect the Interest Rate of
13.40% per annum (payable at a rate of 3.3500% per
quarter). The hypothetical total returns set forth below
are for illustrative purposes only and may not be the
actual total returns applicable to a purchaser of the
notes. the numbers appearing in the following table and
examples have been rounded for ease of analysis.

Hypothetical Payment upon Automatic Call or at Maturity

Review Dates Prior to the Final Review Date Final Review
Date

Closing Price
Reference Stock Appreciation / Payment on Interest Payment
Date or
                                                    Stock
Return Payment at Maturity (3) Depreciation at Review Date
Call Settlement Date (1)(2)

$169.2000 80.00%
$150.4000 60.00%
$131.6000 40.00%
$112.8000 20.00%
$103.4000 10.00%
$98.7000  5.00%
--------- --------
$94.0000  0.00%
$89.3000  -5.00%
$84.6000  -10.00%
$75.2000  -20.00%
$75.1906  -20.01%
$47.0000  -50.00%
$28.2000  -70.00%
$0.0000   -100.00%
--------- --------

$1,033.500 80.00%   $1,033.500
$1,033.500 60.00%   $1,033.500
$1,033.500 40.00%   $1,033.500
$1,033.500 20.00%   $1,033.500
$1,033.500 10.00%   $1,033.500
$1,033.500 5.00%    $1,033.500
---------- -------- ----------
$1,033.500 0.00%    $1,033.500
$33.500    -5.00%   $1,033.500
$33.500    -10.00%  $1,033.500
$33.500    -20.00%  $1,033.500
 $0.000    -20.01%  $799.900
 $0.000    -50.00%  $500.000
 $0.000    -70.00%  $300.000
 $0.000    -100.00%  $0.000
---------- -------- ----------

(1) The notes will be automatically called if the closing
price of one share of the Reference Stock on any Review
Date (other than the final Review Date) is greater than or
equal to the Initial Stock Price.
(2) You will receive a Contingent Interest Payment in
connection with a Review Date (other than the final Review
Date) if the closing price of one share of the Reference
Stock on that Review Date is greater than or equal to the
Interest Barrier.
(3) You will receive a Contingent Interest Payment in
connection with the final Review Date if the Final Stock
Price is greater than or equal to the Interest Barrier.

SEC Legend: JPMorgan Chase and Co. has filed a registration
statement (including a prospectus) with the SEC for any
offerings to which these materials relate. Before you
invest, you should read the prospectus in that registration
statement and the other documents relating to this offering
that JPMorgan Chase and Co. has filed with the SEC for more
complete information about JPMorgan Chase and Co. and this
offering. You may get these documents without cost by
visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, JPMorgan Chase and Co., any agent or any
dealer participating in the this offering will arrange to
send you the prospectus, the prospectus supplement as well
as any relevant product supplement and term sheet if you so
request by calling toll-free 866-535-9248.
IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its
affiliates do not provide tax advice. Accordingly, any
discussion of U.S. tax matters contained herein (including
any attachments) is not intended or written to be used, and
cannot be used, in connection with the promotion, marketing
or recommendation by anyone unaffiliated with JPMorgan
Chase and Co. of any of the matters address herein or for
the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for
each investor, and the financial instruments described
herein may not be suitable for all investors. The products
described herein should generally be held to maturity as
early unwinds could result in lower than anticipated
returns. This information is not intended to
This material is not a product of J.P. Morgan Research
Departments. J.P. Morgan is the marketing name for JPMorgan
Chase and Co. and its subsidiaries and affiliates
worldwide. J.P. Morgan Securities LLC ("JPMS") is a member
of FINRA, NYSE and SIPC. Clients should contact their
salespersons at, and execute transactions through, a J.P.
Morgan entity qualified in their home jurisdiction unless
governing law permits otherwise.
Filed pursuant to Rule 433
Registration Statement No. 333-199966
Dated: July 21, 2015